Exhibit 23(d)
CONSENT OF
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of BB&T Corporation of our report dated March 10, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in BB&T Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
April 11, 2006